Exhibit 99.1

Contacts:	Investors:	Media:	Viacom Television Stations Group:
	Vincent L. Sadusky	Mark Semer	Dana McClintock
	LIN TV Corp.	Kekst and Company	Viacom
	(401) 457-9403	(212) 521-4802	(212) 975-1077

LIN TV Agrees to Acquire UPN Affiliates
in Indianapolis, Indiana and Columbus, Ohio from Viacom for $85 Million

PROVIDENCE, RI, February 9, 2005 — LIN TV Corp. (NYSE: TVL) today announced that it has entered into a definitive agreement to acquire WNDY, the UPN affiliate serving Indianapolis, Indiana, and WWHO, the UPN affiliate serving Columbus, Ohio from Viacom Inc. (NYSE: VIA and VIA.B) for $85 million in cash.

The acquisition of WNDY and WWHO, located in the 25th and 34th largest U.S. television markets, is an important step in the implementation of LIN TV’s multi-station strategy. By operating multiple stations in various markets, LIN TV has successfully increased market share while controlling costs at each property. In Indianapolis, LIN has owned WISH, the local CBS affiliate, since 1984 and recently created WIIH, a channel affiliated with Univision, the Spanish-language broadcaster. WISH produces 36 hours of local news each week and its late news is ranked #2 in the market.

“We believe WNDY and WWHO will be excellent additions to our station group. We are pleased to create another duopoly in an important television market” said Gary R. Chapman, LIN TV’s Chairman, President and Chief Executive Officer. “Both of our new stations will benefit from LIN TV’s industry-leading operating capabilities as they will leverage the experience and infrastructure we have created at WISH, one of the top stations and broadcasting hubs in the U.S.”

“This transaction provides us with a terrific value for WNDY and WWHO — two very good TV Stations operated by a wonderful team of broadcasters,” said Fred Reynolds, President and Chief Executive Officer, Viacom Television Stations Group. “While we’re always evaluating our portfolio to optimize performance, the Group’s strategy is to opportunistically add TV stations in attractive, fast-growing markets. In the first half of this year alone we expect to acquire 3 additional stations which were announced late last year: KOVR-Channel 13 in Sacramento (Market #19), WTCN-CA43 and WWHB-CA48 in West Palm Beach (Market #39).”

Following completion of the transaction, LIN TV will operate two or more stations in 8 markets: Indianapolis, Hartford-New Haven, Grand Rapids, Norfolk, Buffalo, Providence, Austin and Puerto Rico.

Completion of the transaction is subject to regulatory approval.

LIN TV Corp. operates 23 television stations in 13 markets, two of which are LMAs. The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement. Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

The Viacom Television Stations Group consists of 39 stations, including 20 CBS, 18 UPN and one independent station. The group has duopolies in eight markets.

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